DALE MATHESON
                              CARR-HILTON LABONTE
                             _____________________
                             CHARTERED ACCOUNTANTS

Partnership of:             Robert J Burkart, Inc.     James F Carr-Hilton, Ltd.

Alvin F Dale, Ltd.          Peter J Donaldson, Inc.    R.J. LaBonte, Ltd.

Robert J Matheson, Inc.     Fraser G Ross, Ltd.

________________________________________________________________________________


Exhibit 23.2



February 9, 2006
U.S.  Securities and Exchange Commission
Division of Corporate Finance 450 Fifth
Street, N.W.
Washington, D.C. 20549


RE: URANIUM ENERGY CORP. - S-8 REGISTRATION OF 2,000,000 COMMON SHARES


Dear Sir/Madame:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement dated February 9, 2006 of the following:

Our report dated November 30, 2005 to the Stockholders and Board of Directors on the financial statements of the Company as at October 31, 2005 and for the period from inception on July 29, 2005 to October 31, 2005 included in the Company's filing on Forms SB-2 and SB-2/A.

Sincerely,

"DALE MATHESON CARR-HILTON LABONTE"

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants


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